PART I - EXHIBIT 11
BLOUNT INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)
                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       1996           1995
                                                    -----------    -----------
Primary:
   Net income                                       $    13,413    $    11,686
                                                    ===========    ===========

Shares:
   Weighted average common shares outstanding        19,109,329     18,897,561
   Dilutive effect of stock options                     352,909        556,890
                                                    -----------    -----------
   Average common shares outstanding as adjusted     19,462,238     19,454,451
                                                    ===========    ===========

Primary net income per common share                 $       .69    $       .60
                                                    ===========    ===========

Assuming Full Dilution:
   Net income                                       $    13,413    $    11,686
                                                    ===========    ===========

Shares:
   Average common shares as adjusted
     for primary computation                         19,462,238     19,454,451
   Additional dilutive effect of stock options           21,680
                                                    -----------    -----------
   Average common shares outstanding as adjusted     19,483,918     19,454,451
                                                    ===========    ===========

Net income per common share assuming full dilution  $       .69    $       .60
                                                    ===========    ===========